EXHIBIT 16.1

Securities and Exchange Commission 100F Street, N.E. Washington, D.C. 20549
April 30, 2007
Dear Sirs
Fuwei Films (Holdings) Co., Ltd.

We were previously engaged as principal independent accountant for Fuwei Films (Holdings) Co., Ltd. (the “Company”) and under the date of April 2, 2007, we reported on the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the period from August 9, 2004 (date of incorporation) to December 31, 2004, and for the years ended December 31, 2005 and 2006. On April 24, 2007, we were dismissed. We have read the Company’s statements on Form 6-K dated April 30, 2007, and agree with such statements as they relate to KPMG, except that:

(1) we are not in a position to agree or disagree with the Company’s statement that the termination of KPMG as the Company’s principal independent accountant was approved by the Company’s Board of Directors; and

(2)  we are not in a position to agree or disagree with the Company’s statement that MHM was not consulted regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements and no written or oral advice was provided by MHM that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement or reportable event, as set forth in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Yours faithfully
KPMG